                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                         Triton Network Systems, Inc
--------------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 896775103
                     ----------------------------------
                              (CUSIP Number)


                             December 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 896775103
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     International Business Machines Corporation
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group (See Instructions)

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     New York
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,750,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,750,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,750,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)

-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer

          Triton Network Systems, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          8529 South Park Circle, Orlando, Florida 32819
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          International Business Machines Corporation
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          New Orchard Road, Armonk, New York 10504
          ---------------------------------------------------------------------
    (c)   Citizenship

          New York
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock,  $0.001 par value
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          896775103
          ---------------------------------------------------------------------

ITEM 3.  Not Applicable



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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        2,750,000
    ---------------------------------------------------------------------------

    (b) Percent of class:

        7.9%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              2,750,000
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              2,750,000
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2001


                              International Business Machines Corporation



                              By: /s/ Andrew Bonzani
                                 -------------------
                                 Andrew Bonzani
                                 Assistant Secretary and Senior Counsel